Exhibit 10.23

AMENDMENT

Amendment, dated as of March 6, 2012, to the Employment Agreement referred to below (this “Amendment”) is made by and among GATEHOUSE MEDIA, INC., a Delaware corporation (“Publishing”), GATEHOUSE MEDIA OPERATING, INC., a Delaware corporation (“Operating” and together with Publishing, the “Company”), and Kirk A. Davis (“Executive”).

W I T N E S S E T H:

WHEREAS, Operating, Publishing and Executive are parties to the Employment Agreement, dated as of January 9, 2009 (as amended, restated or otherwise modified from time to time, the “Employment Agreement”);

WHEREAS, the parties desire to amend the Employment Agreement in the manner provided for in this Amendment, on the terms and subject to the conditions set forth herein;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS.

1.1 Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement, unless the context otherwise requires.

SECTION 2. AMENDMENTS.

2.1 Effective as of the date hereof but subject to the terms and conditions hereof, the Employment Agreement is hereby amended as set forth below:

(a) Section 5 is amended and restated in its entirety as follows:

5. TERMINATION. Executive’s employment with the Company may be terminated (x) by the Company for Cause (as defined below), effective on the date on which a written notice to such effect is delivered to Executive; (y) by the Company at any time without Cause, effective on the date on which a written notice to such effect is delivered to Executive; or (z) by Executive at any time, effective on the date on which a written notice to such effect is delivered to the Company.

(a) For Cause Termination, Resignation without Good Reason. If Executive’s employment with the Company is terminated by the Company for Cause or Executive voluntarily resigns without Good Reason (as defined below), Executive shall not be entitled to any further compensation or benefits other than accrued but unpaid Base Salary (payable as provided in Section 3(a)) and accrued and unused vacation pay through the date of such termination (collectively, the “Accrued Benefits”). If the definition of “Cause” set forth below conflicts with such definition in any stock incentive plan or agreement of the Company or any of its affiliates, the definition set forth herein shall control.

(b) Termination by Company without Cause, Termination by Executive for Good Reason Unrelated to a “change of control”. If Executive’s employment is terminated by the Company other than for Cause or is terminated by Executive for Good Reason, in each case not within the Protection Period, prior to the end of the Term hereof, then, subject to Section 9, Executive shall be entitled to, upon Executive’s providing the Company with a signed release of claims in a form adopted by the Company’s Board of Directors from time to time and subject to Executive’s continued compliance with the provisions of Sections 6 and 7 hereof: (i) the Accrued Benefits; (ii) an amount equal to 12 months Base Salary payable in the same manner as provided under Section 3(a); (iii) any declared Bonus not yet paid, which shall be payable in the same manner as provided under Section 3(b); (iv) the rights provided in Sections 3(d)(1) or (2), as applicable, relating to the vesting of a portion of the shares of any Restricted Stock Grant and the Initial Restricted Stock Grant, respectively, that are not vested as of the date of termination; and (v) continuation of Executive’s coverage under the Company’s medical plan at the same levels as such benefits that have been provided to Executive, and in connection therewith Executive shall periodically pay to the Company amounts equivalent to that which he paid as required employee contributions immediately prior to the date of termination, until the earlier of (A) the period of time it takes Executive to become eligible for the medical benefits program of a new employer (subject to Section 6(a) hereof) or (B) twelve (12) months from the date of such termination. Executive acknowledges that executive’s termination of employment on the date of such termination shall constitute a “qualifying event” for the purposes of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). Executive further acknowledges on behalf of himself and his dependents that any period with respect to which any of them would be eligible to elect COBRA shall be reduced by the period of post-termination medical benefit continuation provided under this subsection. Executive acknowledges that the Company may terminate Executive without Cause at any time, and that the Company shall have no obligations under such circumstances to Executive beyond the specific obligations set forth in this Section 5(b); in particular, Executive acknowledges that Executive shall have no right whatsoever to any then unvested shares under the Initial Restricted Stock Grant, any Restricted Stock Grant or any other incentive equity award granted to Executive except as provided above in this Section 5(b).

(c) Termination by Company without Cause, Termination by Executive for Good Reason Following a “change of control”. If Executive’s employment is terminated by the Company other than for Cause or is terminated by Executive for Good Reason, in each case within the Protection Period, prior to the end of the Term hereof, then, subject to Section 9, Executive shall be entitled to, upon Executive’s providing the Company with a signed release of claims in a form adopted by the Company’s Board of Directors from time to time and subject to Executive’s continued compliance with the provisions of Sections 6 and 7 hereof: (i) the Accrued Benefits, (ii) an amount equal to twenty-four (24) months Base Salary plus Average Monthly Bonus (as defined below) payable in the same manner as provided under Section 3(a); (iii) a pro-rated Bonus for the year in which such termination occurred equal to the actual Bonus that would have been paid to Executive but for his or her termination of employment, multiplied by a fraction, the numerator of which is the number of months of employment during the Company’s fiscal year, and the denominator of which is twelve (for purposes of determining the number of months of employment during any fiscal year, Executive will be given credit for any month during which Executive has worked at least one (1) hour); (iv) the rights provided in Sections 3(d)(1) or (2), as applicable, relating to the vesting of a portion of the shares of any Restricted Stock Grant and the Initial Restricted Stock Grant, respectively, that are not vested as of the date of termination; (v) outplacement services for up to six months immediately following the termination date to assist Executive in locating other employment, the cost of which shall be paid to any executive outplacement firm chosen by the Company and reasonably acceptable to Executive, and (vi) continuation of Executive’s coverage under the Company’s medical plan at the same levels as such benefits that have been provided to Executive, and in connection therewith Executive shall periodically pay to the Company amounts equivalent to that which he paid as required employee contributions immediately prior to the date of termination, until the earlier of (A) the period of time it takes Executive to become eligible for the medical benefits program of a new employer (subject to Section 6(a) hereof) or (B) twelve (12) months from the date of such termination. Executive acknowledges that executive’s termination of employment on the date of such termination shall constitute a “qualifying event” for the purposes of COBRA. Executive further acknowledges on behalf of himself and his dependents that any period with respect to which any of them would be eligible to elect COBRA shall be reduced by the period of post-termination medical benefit continuation provided under this subsection. Executive acknowledges that the Company may terminate Executive without Cause at any time, and that the Company shall have no obligations under such circumstances to Executive beyond the specific obligations set forth in this Section 5(c); in particular, Executive acknowledges that Executive shall have no right whatsoever to any then unvested shares under the Initial Restricted Stock Grant, any Restricted Stock Grant or any other incentive equity award granted to Executive except as provided above in this Section 5(c).

(d) Resignation, Death or Disability. If Executive’s employment is terminated by reason of Executive’s death, Disability or voluntary resignation prior to the end of the Term, Executive shall not be entitled to receive any further compensation or benefits under this Agreement or otherwise other than the Accrued Benefits. During any period that Executive fails to perform his duties hereunder as a result of disability or incapacity, Executive shall continue to receive his or her Base Salary and all other benefits and all other compensation pursuant to this Agreement unless and until his employment is terminated pursuant to this Section 5.

(e) Definitions. For purposes of this Agreement:

“Average Monthly Bonus” means the arithmetic average of the last three Bonuses paid to Executive or, if a lesser amount of Bonuses have been paid, the arithmetic average of such Bonuses, in each case, divided by 12.

“Cause” means (i) conviction of, guilty plea concerning or confession of any felony, (ii) any act of dishonesty committed by Executive in connection with the Company’s or its subsidiaries’ business, (iii) any material breach by Executive of this Agreement, after written notice thereof from the Board is given in writing and such breach is not cured to the satisfaction of the Company within a reasonable period of time (not greater than 30 days) under the circumstances, (iv) any material breach of any reasonable and lawful rule or directive of the Company, (v) the gross or willful neglect of duties or gross misconduct by Executive, or (vi) the habitual use of drugs or habitual, excessive use of alcohol to the extent that any of such uses in the Board’s good faith determination materially interferes with the performance of Executive’s duties under this Agreement.

“change of control” shall have the meaning assigned to such term in the Company’s Omnibus Stock Incentive Plan.

“Change of Control Date” means the earlier of: (i) the commencement of any discussion with any individual or entity that ultimately results in a change of control; or (ii) the occurrence of a “change of control” transaction.

“Disability” means, as determined by the Board of Directors in good faith, Executive’s inability, due to disability or incapacity, to perform all of his duties hereunder on a full-time basis for (i) periods aggregating 90 days, whether or not continuous, in any continuous period of 365 days, or (ii) where Executive’s absence is adversely affecting the performance of the Company in a significant manner, periods greater than 30 days and Executive is unable to resume his duties on a full time basis within 10 days of receipt of written notice of the Board’s determination under this clause (ii).

“Good Reason” means, with respect to Executive and without Executive’s express written consent, the occurrence of any one or more of the following at any time during Executive’s employment with the Company or any of its subsidiaries (including the actual termination date) by virtue of management outsourcing or otherwise:

(i) the failure to elect or reelect or otherwise to maintain Executive in the office or the position, or a substantially equivalent or better office or position, of or with the Company or a subsidiary, which Executive held immediately prior to a change of control, or the removal of Executive as a member of the Board of Directors of the Company (or any successor to the Company) if Executive was a Director of the Company immediately prior to the change of control;

(ii) (A) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and any subsidiary which Executive held immediately prior to the change of control, (B) a reduction in the aggregate of Executive’s annual Base Salary or Bonus received from the Company and any subsidiary (C) a reduction in Executive’s long-term incentive compensation opportunity from the level in effect on the date hereof or such higher level as may be in effect at any time after the date hereof, or (D) the termination or denial of Executive’s rights to retirement or welfare benefits or a reduction in the scope or value of such benefits (other than any such reduction that is generally applicable to all employees of the Company), and such change reduction or termination is not remedied by the Company within ten business days after receipt by the Company of written notice from Executive of such change, reduction or termination, as the case may be;

(iii) any change of Executive’s principal place of employment to a location more than 50 miles from Executive’s principal place of employment immediately prior to a change of control;

(iv) any failure of the Company to pay Executive any compensation when due (other than an inadvertent failure that is remedied within ten business days after receipt of written notice from Executive);

(v) the delivery by the Company or any subsidiary of a written notice to Executive of the intent to terminate Executive’s employment for any reason, other than Cause or Disability, regardless of when such termination is intended to become effective; or

(vi) any failure by the Company to comply with and satisfy any provision of this Agreement.

Executive’s right to terminate employment for Good Reason will not be affected by Executive’s incapacity due to physical or mental illness. A termination of employment by Executive for Good Reason for purposes of this Agreement will be effective only if Executive gives the Company written notice (“Notice of Termination for Good Reason”) of the termination setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provisions of this Agreement on which Participant relied. Unless the parties agree otherwise, a termination of employment by Executive for Good Reason will be effective on the 30th day following the date when the Notice of Termination for Good Reason is given, unless the Company remedies the Good Reason condition within such period or elects to terminate the Executive’s employment before the end of the 30-day period; provided, however, that so long as an event that constitutes Good Reason occurs and Executive delivers the Notice of Termination for Good Reason at any time prior to the 90th day following the effective termination date, the termination of Executive’s employment will be deemed to be a resignation for Good Reason. In such instance, all payments that would have been made during such 90-day period will be made in a lump-sum payment on the 90th day following Executive’s termination of employment, and subsequent payments will be made at the time and in the form set forth in Section 5(c) above. If the Company disputes the existence of Good Reason, the Company will have the burden of proof to establish that Good Reason does not exist. If Executive continues to provide services to the Company after one of the events giving rise to Good Reason has occurred, Executive will not be deemed to have consented to such event or to have waived Executive’s right to terminate his or her employment at any time for Good Reason in connection with such event.

“Protection Period” means the period beginning on the Change of Control Date of this Agreement, and ending on the 18-month anniversary of that date.

(f) Resignation as Officer or Director. Upon the termination of employment for any reason, Executive shall resign each position (if any) that he then holds as an officer or director of the Company or any of its subsidiaries.

(g) Payments in Lieu of Other Severance Rights. The payments provided in subsections (a), (b), (c) and (d) of this Section 5 shall be made in lieu of any other severance payments under any severance agreement, plan, program or arrangement of the Company.

(h) Manner of Payment. Unless Executive breaches one of the restrictive covenants contained in Sections 6 and 7 of this Agreement, the payments described in clauses (b) and (d) of this Section 5 shall be paid over a period of twelve (12) months commencing on the date of Executive’s termination of employment with the Company; provided however that if such termination of employment is within 18 months following a change of control, the payments described in clause (c) of this Section 5 shall be paid over a period of twenty-four (24) months from such date. Notwithstanding anything herein to the contrary, (1) the payment of any amounts hereunder (including benefits continuation) shall cease on the date on which Executive breaches any of the restrictive covenants contained in Sections 6 and 7 of this Agreement.

(b) Section 6 is amended and restated in its entirety as follows:

6. RESTRICTIVE COVENANTS. Executive acknowledges that during the period of his employment with the Company he shall have access to the Company’s Confidential Information (as defined below) and will meet and develop relationships with the Company’s potential and existing suppliers, financing sources, clients, customers and employees.

(a) Noncompetition. Executive agrees that during the period of his employment with the Company and for the one (1) year period immediately following (i) termination of such employment for any reason by the Company for Cause or by Executive without Good Reason or (ii) termination of such employment by the Company without Cause or by the Executive with Good Reason, unless Executive agrees at such time in writing within 5 days of such termination to waive his rights to receive the amounts set forth in clauses (ii) and (iii) of each of Sections 5(b) and (c) above (in which case the provisions of this Section 6(a) shall not apply, it being understood that Executive shall still be required to deliver the release of claims described in each of Sections 5(b) and (c) above in order to receive the rights set forth in clauses (i) and (iv) of each of Section 5(b) and (c) above). Executive shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five (5%) percent of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with more than 20% of the business activities of the Company or its affiliates in the United States. Executive further covenants and agrees that this restrictive covenant is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company and its affiliates, imposes no undue hardship on Executive, is not injurious to the public, and that any violation of this restrictive covenant shall be specifically enforceable in any court with jurisdiction upon short notice.

(b) Solicitation of Employees, Etc. Executive agrees that during the period of his employment with the Company and for the one (1) year period immediately following the date of termination of Executive’s employment with the Company for any reason, Executive shall not, directly or indirectly, (i) solicit or induce any officer, director, employee, agent or consultant of the Company or any of its successors, assigns, subsidiaries or affiliates to terminate his, her or its employment or other relationship with the Company or its successors, assigns, subsidiaries or affiliates for the purpose of associating with any competitor of the Company or its successors, assigns, subsidiaries or affiliates, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company or its successors, assigns, subsidiaries or affiliates, for any other reason or (ii) hire any individual who left the employ of the Company or any of its affiliates during the immediately preceding one-year period.

(c) Solicitation of Clients, Etc. Executive agrees that during the period of his employment with the Company and for the one (1) year period immediately following the date of termination of Executive’s employment with the Company for any reason, Executive shall not, directly or indirectly, solicit or induce (i) any customers or clients of the Company or its successors, assigns, subsidiaries or affiliates or (ii) any vendors, suppliers or consultants then under contract to the Company or its successors, assigns, subsidiaries or affiliates, to terminate his, her or its relationship with the Company or its successors, assigns, subsidiaries or affiliates, for the purpose of associating with any competitor of the Company or its successors, assigns, subsidiaries or affiliates, or otherwise encourage such customers or clients, or vendors, suppliers or consultants then under contract, to terminate his, her or its relationship with the Company or its successors, assigns, subsidiaries or affiliates, for any other reason.

(d) Disparaging Comments. Executive agrees that during the period of his employment with the Company and thereafter, Executive shall not make any disparaging or defamatory comments regarding the Company or, after termination of his employment relationship with the Company, make any comments concerning any mutually agreed to confidential aspects of the termination of their relationship. The obligations of Executive under this subparagraph shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.

Nothing contained in this Section 6 shall limit any common law or statutory obligation that the Executive may have to the Company or any of its affiliates. For purposes of this Section 6 and Section 7, the “Company” refers to the Company and any incorporated or unincorporated affiliates of the Company, including any entity which becomes Executive’s employer as a result of any reorganization or restructuring of the Company.

(c) Section 7 is amended and restated in its entirety as follows:

7. CONFIDENTIALITY. All books of account, records, systems, correspondence, documents, and any and all other data, in whatever form, concerning or containing any reference to the works and business of the Company or its affiliated companies shall belong to the Company and shall be given up to the Company whenever the Company requires Executive to do so. Executive agrees that Executive shall not at any time during the term of Executive’s employment or thereafter, without the Company’s prior written consent, disclose to any person (individual or entity) any information or any trade secrets, plans or other information or data, in whatever form, (including, without limitation, (a) any financing strategies and practices, pricing information and methods, training and operational procedures, advertising, marketing, and sales information or methodologies or financial information and (b) any Proprietary Information (as defined below)), concerning the Company’s or any of its affiliated companies’ or customers’ practices, businesses, procedures, systems, plans or policies (collectively, “Confidential Information”), nor shall Executive utilize any such Confidential Information in any way or communicate with or contact any such customer other than in connection with Executive’s employment by the Company. Executive hereby confirms that all Confidential Information constitutes the Company’s exclusive property, and that all of the restrictions on Executive’s activities contained in this Agreement and such other nondisclosure policies of the Company are required for the Company’s reasonable protection. Confidential Information shall not include any information that has otherwise been disclosed to the public not in violation of this Agreement. This confidentiality provision shall survive the termination of this Agreement and shall not be limited by any other confidentiality agreements entered into with the Company or any of its affiliates.

Executive agrees that he shall promptly disclose to the Company in writing all information and inventions generated, conceived or first reduced to practice by his alone or in conjunction with others, during or after working hours, while in the employ of the Company (all of which is collectively referred to in this Agreement as “Proprietary Information”); provided, however, that such Proprietary Information shall not include (a) any information that has otherwise been disclosed to the public not in violation of this Agreement and (b) general business knowledge and work skills of Executive, even if developed or improved by Executive while in the employ of the Company. All such Proprietary Information shall be the exclusive property of the Company and is hereby assigned by Executive to the Company. Executive’s obligation relative to the disclosure to the Company of such Proprietary Information anticipated in this Section 7 shall continue beyond Executive’s termination of employment and Executive shall, at the Company’s expense, give the Company all assistance it reasonably requires to perfect, protect and use its right to the Proprietary Information.

(d) Section 9 is amended and restated in its entirety as follows:

9. Section 409A of the Internal Revenue Code of 1986, as amended.

(a) The compensation and benefits provided under this Agreement are intended to qualify for an exemption from or to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations and other official guidance issued thereunder (collectively, “Section 409A”), so as to prevent the inclusion in gross income of any compensation or benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to Executive, and this Agreement shall be administered and interpreted consistent with such intention. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(b) For purposes of this Agreement and the payment of severance pay or benefits hereunder, termination of Executive’s employment means a “separation from service” with the Company as defined by Section 409A, and no payment will be made unless and until such termination qualifies as a “separation from service.”

(c) In the event that Executive is a “specified employee” for purposes of Section 409A at the time of separation from service, any separation pay or other compensation payable hereunder by reason of such separation of service that would otherwise be paid during the six-month period immediately following such separation from service shall instead be paid on the six-month anniversary of the separation from service to the extent required to comply with Section 409A.

(d) Any reimbursements made under this Agreement shall be made by the end of the year following the year in which the expense was incurred, and the amount of the reimbursable expenses provided in one year shall not increase or decrease the amount of reimbursable expenses provided in a subsequent year.

(e) If the timing of payment of any amount subject to Section 409A is dependent on Executive’s execution and non-revocation of a waiver or release of claims, and the revocation period starts in one calendar year and ends in the following calendar year, then payment shall in no event be made prior to the first day of such following calendar year, regardless of when the waiver or release was executed.

(f) If any of the payments to be made under this Agreement are deemed to be “deferred compensation”, as that term is defined under Section 409A, the Company reserves the right to unilaterally modify the terms and provisions of this Agreement to comply with the requirements of Section 409A.

SECTION 3. MISCELLANEOUS.

3.1 Employee at Will. This Amendment does not alter the status of Executive as an employee at will, nothing in this Amendment or the Agreement will reduce or eliminate the right of the Company and its subsidiaries to terminate Executive’s employment at any time for any reason or the right of Executive to resign at any time for any reason.

3.2 Conditions to Effectiveness. This Amendment shall become effective on the date hereof.

3.3 Continuing Effect; No Other Waivers or Amendments. This Amendment shall not constitute an amendment or waiver of or consent to any provision of the Employment Agreement not expressly referred to herein. Except as expressly amended hereby, the provisions of the Employment Agreement are and shall remain in full force and effect in accordance with their terms. In case of a conflict between this Amendment and the Employment Agreement or the Management Stockholder Agreement or the Plan, or any description or summary of any of them, this Amendment shall control.

3.4 Counterparts. This Amendment may be executed in any number of separate counterparts by the parties hereto (including by telecopy or via electronic mail), each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument.

3.5 GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Employment Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

GateHouse Media, Inc.

By:
Name:	Michael E. Reed
Title:	Chief Executive Officer

GateHouse Media Operating, Inc.

By:
Name:	Michael E. Reed
Title:	Chief Executive Officer

Executive

Name:	Kirk A. Davis